The Board of Directors
DUKE REALTY INVESTMENTS, INC.:

We consent to incorporation by reference in the registration statements No. 33-64567, No. 33-64659, No. 333-26845, No. 333-
24289, No. 333-26833, and No. 333-04695 on Form S-3 and No. 33-
55727, No. 333-39965 and No. 333-42513 on Form S-8 of Duke Realty
Investments, Inc. of our report dated January 28, 1998, relating to the consolidated balance sheets of Duke Realty Investments, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Duke Realty Investments, Inc.




KPMG Peat Marwick LLP
Indianapolis, Indiana
March 17, 1998